Schedule 1

Mandate Rate. The Mandate Rate for each class of the Fund shall be calculated pursuant to the table below.

Average Equity Asset Class Assets (Billions)	Mandate Rate (basis points)
	Retail Class Annualized Rate	Class A, Class M, Class C, Class I Annualized Rate	Class K, Class Z Annualized Rate
First $400	65	67	55
Next $400	57	61	48
Next $400	52	58	45
Over $1,200	49	56	44

Schedule 2

Maximum Management Fee Rate. The Maximum Management Fee Rate for each class of the Fund is set forth in the table below, if applicable.

Retail Class Annualized Rate (basis points)	Class A, Class M, Class C, Class I Annualized Rate (basis points)	Class K, Class Z Annualized Rate (basis points)
53	58	45

\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\ |||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||	FIDELITY DEVONSHIRE TRUST
on behalf of Fidelity Equity-Income Fund

	By	Stacie M. Smith
Stacie M. Smith
President and Treasurer

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC, with respect to the provisions set forth in Sections I and V

	By	Christopher J. Rimmer
Christopher J. Rimmer
Treasurer

FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY LLC, with respect to the provisions set forth in Sections II, IV and V

|||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||	By	Brian Field
Brian Field
Vice President

FIDELITY SERVICE COMPANY, INC., with respect to the provisions set forth in Sections III, IV and V

|||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||	By	Stephanie Caron
Stephanie Caron
President

	Date:	November 19, 2025